UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
November 14, 2008

SALON MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26395	94-3228750
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 Spear Street, Suite 203, San Francisco, California 94105
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(415) 645-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 – Entry into Material Definitive Agreements

Separation Agreement and General Release of Claims

On November 14, 2008, Mr. Christopher Neimeth and the Company entered into an agreement regarding cessation of his services as the Company’s Chief Executive Officer.  Mr. Neimeth resigned as the Company’s Chief Executive Officer effective September 22, 2008, as previously disclosed on Form 8-K filed September 26, 2008.  According to the terms of Mr. Neimeth’s Separation Agreement and General Release of All Claims (“Separation Agreement”), the Company agreed to provide, consistent with his employment agreement, severance benefits to Mr. Neimeth including (i) a lump sum payment on March 22, 2009 of $115,000 followed by six (6) months of salary at his current base salary of $230,000 per annum, (ii) continuation of his health insurance coverage through the earlier of when Mr. Neimeth is provided health benefits by a new employer or September 2009 and (iii) a $23,973 partial bonus payment payable ten (10) business days following the effective date of the Separation Agreement.  Additionally, any portion of previously granted options to purchase shares of the Company’s common stock which would have vested had he remained an employee of the Company will become immediately vested and exercisable.  In consideration for these severance benefits, Mr. Neimeth agreed to release all claims he may have against the Company, its affiliates and agents.  The summary of the terms of the Separation Agreement set forth above is qualified in its entirety by reference to the terms of the Separation Agreement which is attached hereto as Exhibit 10.40 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit
No.	Description

10.40	Separation Agreement and General Release of Claims by and between the Company and Christopher Neimeth, dated November 14, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2008

SALON MEDIA GROUP, INC.
Registrant

By:	/s/ Norman M. Blashka
Norman M. Blashka
Chief Financial Officer

Exhibit Index

Exhibit
No.	Description

10.40	Separation Agreement and General Release of Claims by and between the Company and Christopher Neimeth, dated November 14, 2008.